Exhibit 99.1

NEWS RELEASE
For Immediate Release Feb. 1, 2019	Investor Contact:	Media Contact:
	Michael D. Neese	Trisha Meade
	VP, Investor Relations	Communications & Engagement Manager
	(804) 287-8126	(804) 285-5390
	michael.neese@pfgc.com	communications@pfgc.com

Performance Food Group Announces Appointment of President & CEO

George L. Holm to Chairman of the Board and

Manuel A. Fernandez as Lead Independent Director

RICHMOND, Va. – Performance Food Group Company (“PFG” or the “Company”) (NYSE: PFGC) today announced that its President & Chief Executive Officer George L. Holm, was appointed Chairman of PFG’s Board of Directors, effective on January 31, 2019. Mr. Holm succeeds Douglas M. Steenland, who resigned from his position as Chairman of the Board and as a member of the Board on January 30, 2019. Mr. Steenland had been Chairman of the Board since 2010.

In connection with Mr. Steenland’s resignation, the Board also appointed current director Manuel A. Fernandez to serve as Lead Independent Director of the Board.

“George has shown great leadership over the last decade guiding PFG from a privately-held company to a public company and has grown the Company significantly,” said Mr. Fernandez. “On behalf of the Board of Directors, we are pleased to appoint George as Chairman of PFG. We have strong confidence in George’s ability to lead the Company’s strategic vision. I would also like to thank Doug for his leadership of our Board.”

“I want to express my sincere appreciation for Doug’s leadership. His contributions have been invaluable to PFG and the management team. He has served and offered guidance to Performance Food Group for nearly a decade helping us navigate our transition to a public company,” said Mr. Holm.

Mr. Holm will continue to serve as PFG’s President & CEO, a role he has served in since May 2008. Over that period, PFG’s net sales have grown from approximately $10 billion in fiscal 2009 to approximately $17.6 billion in fiscal 2018.

About Performance Food Group Company

Built on the many proud histories of our family of companies, Performance Food Group is a customer-centric foodservice distribution leader headquartered in Richmond, Virginia. Grounded by roots that date back to a grocery peddler in 1885, PFG today has a nationwide network of approximately 75 distribution centers, 15,000-plus talented associates and more than 5,000 valued suppliers across the country. With the goal of helping our customers thrive, we market and deliver quality food and related products to over 150,000 locations including independent and chain restaurants, schools, business and industry locations, healthcare facilities, vending distributors, office coffee service distributors, big box retailers and theaters. Building strong relationships is core to PFG’s success – from connecting associates with great career opportunities to connecting valued suppliers and quality products with PFG’s broad and diverse customer base. To learn more about PFG and our divisions, Performance Foodservice, PFG Customized and Vistar, visit pfgc.com.